EXHIBIT 99.1
NEWS
For Immediate Release:
TIME WARNER INC. REPORTS RESULTS FOR
2006 FULL YEAR AND FOURTH QUARTER
NEW YORK, January 31, 2007 – Time Warner Inc. (NYSE:TWX) today reported financial results for its full year and fourth quarter ended December 31, 2006.
Chairman and Chief Executive Officer Dick Parsons said: “I’m delighted that 2006 proved to be a good year for Time Warner. Taken together, our businesses performed well, and we achieved all of our announced financial objectives. We successfully executed on our strategy – enabling us to lead our industry and lay the foundation for creating significant new value. At the same time, we returned billions of dollars directly to our shareholders through dividends and stock repurchases.”
Mr. Parsons continued: “We expect 2007 to be another superb year for Time Warner. Our businesses are well positioned to generate strong operating and financial performances. On the strategic front, we aim to create substantial incremental value by completing the integration of our recently acquired cable systems, further developing AOL’s online advertising business, and driving digital initiatives across the entire Company. In addition, we will continue to allocate our capital effectively, including the expected completion of our current $20 billion stock repurchase program during the first half of 2007.”
Full-Year Results
Revenues rose 4% over 2005 to $44.2 billion, reflecting increases at the Company’s Cable and Networks segments.
Adjusted Operating Income before Depreciation and Amortization climbed to $11.1 billion, up 11% from $10.0 billion in the prior year, driven by double-digit gains at the Cable and Networks segments. Operating Income increased 85% to $7.4 billion in 2006 from $4.0 billion in 2005, reflecting growth in Adjusted Operating Income before Depreciation and Amortization, lower costs associated with securities litigation and government investigations and higher gains on asset sales.
Cash Provided by Operations was $8.6 billion, and Free Cash Flow grew to $4.8 billion (reflecting a 43% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of December 31, 2006, Net Debt totaled $33.4 billion, up $17.3 billion from $16.1 billion at the end of 2005, due primarily to the Company’s stock repurchase program and the closing of the Adelphia and Comcast transactions.
Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was $1.21 for the year ended December 31, 2006, compared to $0.54 in 2005. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to increase the current year results by $0.40 and to decrease the prior year results by $0.19 per diluted common share.

Fourth-Quarter Results
Fourth-quarter revenues climbed 8% over the same period in 2005 to $12.5 billion, driven by increases at the Cable and Networks segments.
Adjusted Operating Income before Depreciation and Amortization rose 13% to $3.0 billion, benefiting from increases at the Cable, Networks and Publishing segments. Operating Income grew 4% to $2.1 billion, reflecting the increase in Adjusted Operating Income before Depreciation and Amortization and higher gains on asset sales offset partially by incremental costs associated with securities litigation and government investigations.
Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was $0.43 for the three months ended December 31, 2006, compared to $0.27 in last year’s fourth quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to increase the current year results by $0.21 and to increase the prior year results by $0.04 per diluted common share.
Stock Repurchase Program Update
From the inception of its stock repurchase program through January 30, 2007, the Company has repurchased approximately 912 million shares of common stock for approximately $16.4 billion. At existing price levels, the Company expects to complete its $20 billion program in the first half of 2007.

Performance of Segments
The schedules below reflect Time Warner’s performance for the three months and full year ended December 31, by line of business (in millions):
Three Months and Year Ended December 31:

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2006	2005	2006	2005
AOL	$1,856	$2,012	$7,866	$8,283
Cable	3,651	2,315	11,767	8,812
Filmed Entertainment	3,093	3,624	10,625	11,924
Networks	2,679	2,428	10,273	9,570
Publishing	1,540	1,548	5,249	5,278
Intersegment eliminations	(353)	(404)	(1,556)	(1,466)

Total Revenues	$12,466	$11,523	$44,224	$42,401

Adjusted Operating Income (Loss) before Depreciation and Amortization (a):
AOL (b)	$302	$336	$1,812	$1,859
Cable	1,309	899	4,229	3,323
Filmed Entertainment (c)	240	391	1,136	1,226
Networks (d)	861	771	3,226	2,940
Publishing (e)	427	414	1,085	1,113
Corporate (f) (g)	(103)	(150)	(411)	(474)
Intersegment eliminations	(22)	6	(14)	(9)

Total Adjusted Operating Income (Loss) before Depreciation and Amortization (a)	$3,014	$2,667	$11,063	$9,978

Operating Income (Loss) (a):
AOL (b)	$913	$170	$1,923	$1,123
Cable	633	504	2,179	1,786
Filmed Entertainment (c)	155	296	784	885
Networks (d)	778	701	2,723	2,679
Publishing (e)	384	361	911	903
Corporate (f)	(117)	(162)	(439)	(518)
Securities litigation expenses, net (h)	(615)	160	(705)	(2,865)
Intersegment eliminations	(22)	6	(14)	(9)

Total Operating Income (Loss)	$2,109	$2,036	$7,362	$3,984

(a)	Adjusted Operating Income (Loss) before Depreciation and Amortization excluded the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Operating Income (Loss) included these amounts in their respective periods. Refer to the reconciliations of Adjusted Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) before Depreciation and Amortization on pages 16 and 17.

(b)	For the three and twelve months ended December 31, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $769 million gain on the sales of AOL’s U.K. and French Internet access businesses and $13 million of noncash impairments. Additionally, for the twelve months ended December 31, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions. For the twelve months ended December 31, 2005, Adjusted Operating Income before Depreciation and Amortization excluded a $24 million noncash goodwill impairment charge related to America Online Latin America, Inc., a $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions. Operating Income included these amounts in their respective periods.

(c)	For the three and twelve months ended December 31, 2005, Adjusted Operating Income before Depreciation and Amortization excluded a $5 million gain related to the sale of a property in California. Operating Income included this amount in both periods.

(d)	For the three and twelve months ended December 31, 2006, Adjusted Operating Income before Depreciation and Amortization and Operating Income included a net benefit of $5 million and shutdown costs of $114 million at The WB Network, respectively, at the Networks segment. Excluded from the $114 million of shutdown costs is $47 million of intersegment eliminations related to terminating programming arrangements with other Time Warner divisions. Including intersegment eliminations, the net impact to the Company of the shutdown was $67 million. For the twelve months ended December 31, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $200 million noncash goodwill impairment charge related to The WB Network. Operating Income included this amount in the same period.

(e)	For the three and twelve months ended December 31, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $5 million gain related to the sale of a non-strategic magazine title. For the twelve months ended December 31, 2005, Adjusted Operating Income before Depreciation and Amortization excluded an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability. Operating Income included these amounts in the same periods.

(f)	For the twelve months ended December 31, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded a $20 million gain on the sale of two aircraft. Operating Loss included this amount in the same period.

(g)	For the three and twelve months ended December 31, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded $600 million and $650 million, respectively, in legal reserves related to the securities litigation. Additionally, for the three and twelve months ended December 31, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded $15 million and $55 million, respectively, in net expenses related to the securities litigation and government investigations. For the twelve months ended December 31, 2005, Adjusted Operating Loss before Depreciation and Amortization excluded $3 billion in legal reserves related to the securities litigation. Additionally, for the three and twelve months ended December 31, 2005, Adjusted Operating Loss before Depreciation and Amortization excluded $160 million and $135 million, respectively, in net recoveries related to the securities litigation and government investigations. Operating Loss included these amounts in the same periods.

(h)	Represents amounts related to the securities litigation and government investigations. For segment reporting purposes in the Company’s financial statements, amounts were reflected in the results of the Corporate segment. For the three and twelve months ended December 31, 2006, $600 million and $650 million, respectively, in legal reserves related to the securities litigation were included. Additionally, for the three and twelve months ended December 31, 2006, $15 million and $55 million, respectively, in net expenses related to the securities litigation and government investigations were included. For the twelve months ended December 31, 2005, $3 billion in legal reserves related to the securities litigation were included. Additionally, for the three and twelve months ended December 31, 2005, $160 million and $135 million, respectively, in net recoveries related to the securities litigation and government investigations were included.

Presented below is a discussion of Time Warner’s segments for the 2006 fourth quarter and full year. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL
Full-Year Results
Revenues declined 5% ($417 million) to $7.9 billion, due to a 14% decrease ($971 million) in Subscription revenues, offset in part by a 41% increase ($548 million) in Advertising revenues. The lower Subscription revenues resulted mainly from a decline in domestic AOL brand subscribers, which related partially to AOL’s strategy, implemented in August 2006, of offering its e-mail, certain software and other products free of charge to Internet users. Advertising revenues reflected strong growth in display advertising, advertising run on third-party Web sites generated by Advertising.com and paid-search advertising.
Adjusted Operating Income before Depreciation and Amortization decreased 3% ($47 million) to $1.8 billion, due primarily to lower revenues, higher traffic acquisition costs and higher restructuring charges ($212 million), offset largely by reductions in marketing ($503 million) and network ($129 million) expenses.
Operating Income grew 71% ($800 million) to $1.9 billion, due mainly to the pretax gain of $769 million on the sales of AOL’s Internet access businesses in the U.K. and France, as well as lower depreciation ($45 million) and amortization ($30 million) expenses, offset partially by lower Adjusted Operating Income before Depreciation and Amortization.
Fourth-Quarter Results
Revenues decreased 8% ($156 million) to $1.9 billion. Adjusted Operating Income before Depreciation and Amortization declined 10% ($34 million) to $302 million. The current and prior year quarters reflected restructuring charges of $179 million and $15 million, respectively. Operating Income increased to $913 million from $170 million, due primarily to the pretax gain of $769 million on the sales of AOL’s Internet access businesses in the U.K. and France, offset partly by lower Adjusted Operating Income before Depreciation and Amortization.
Highlights
During the fourth quarter, AOL had 111 million average monthly domestic unique visitors and 44 billion domestic page views, according to comScore Media Metrix, which translates into 133 average monthly page views per unique visitor.
As of December 31, 2006, the AOL service had 13.2 million U.S. access subscribers, a decline of 2.0 million from the prior quarter and 6.3 million from the year-ago quarter, reflecting subscriber losses due in part to AOL’s strategy to prioritize its advertising business.
The sales of AOL’s Internet access businesses in France and the U.K. were completed on October 31, 2006, and December 29, 2006, respectively. The sale of AOL’s Internet access business in Germany is expected to close in the first quarter of 2007.
CABLE (Time Warner Cable)
Basis of Presentation
On July 31, 2006, a subsidiary of Time Warner Cable acquired certain cable systems from Adelphia Communications Corporation, subsidiaries of Time Warner Cable and Comcast Corporation exchanged certain cable systems and Comcast’s interests in Time Warner Cable and one of its subsidiaries were redeemed. Therefore, the transactions included both acquisitions and dispositions of cable systems. Those systems that were owned by Time Warner Cable prior to these transactions and then transferred to Comcast in the exchange and redemption transactions are presented as discontinued operations for all periods presented. Those systems that Time Warner Cable owned both before and after the transactions served approximately 8.7 million basic video subscribers as of December 31, 2006, and are referred to as “Legacy Systems.” Systems that Time Warner Cable acquired in these transactions served approximately 3.9 million basic video subscribers as of December 31, 2006, and are referred to as “Acquired Systems.”
On January 1, 2007, Texas and Kansas City Cable Partners, L.P., a joint venture between Time Warner Cable and Comcast that was managed by Time Warner Cable, distributed its assets to the partners. Time Warner Cable received cable systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”) serving approximately 788,000 basic video subscribers at December 31, 2006, in the distribution. Prior to January 1, 2007, the joint venture was accounted for as an equity investee and, accordingly, the financial results for the Kansas City Pool were not consolidated in the Time Warner Cable results for any period presented. The subscriber information presented below under “Highlights” includes the subscribers in the Kansas City Pool within both the Legacy Systems and total subscriber information for all periods presented.

Full-Year Results
Revenues rose 34% ($3.0 billion) to $11.8 billion. The year-over-year growth reflects the addition of the Acquired Systems, which contributed revenues of $1.7 billion, and 15% growth in the Legacy Systems. Subscription revenues rose 34% ($2.8 billion) to $11.1 billion, led by video revenue growth of 26% ($1.6 billion), greater high-speed data revenues, up 38% ($759 million), and an increase in Digital Phone revenues of 163% ($443 million). This growth was driven by the addition of the Acquired Systems as well as the continued penetration of digital video services, video rate increases and subscriber growth in the Legacy Systems. Average monthly subscription revenue per basic video subscriber climbed 11% to approximately $90. Advertising revenues increased 33% ($165 million) to $664 million, due primarily to the addition of the Acquired Systems, which contributed $137 million of Advertising revenues.
Operating Income before Depreciation and Amortization increased 27% ($906 million) to $4.2 billion, benefiting from revenue growth, offset partially by higher operating expenses, primarily video programming, labor, marketing and Digital Phone service costs. Total programming expense increased 34% ($634 million), with a 12% ($225 million) increase in the Legacy Systems. In the Acquired Systems, programming expense was $409 million. The current and prior year results also included merger-related and restructuring charges of $56 million and $42 million, respectively. In addition, Operating Income before Depreciation and Amortization in 2006 included a benefit of approximately $40 million related to changes in estimates and an adjustment to prior period medical benefit accruals.
Operating Income climbed 22% ($393 million) to $2.2 billion, reflecting the increase in Operating Income before Depreciation and Amortization, offset partly by higher depreciation ($418 million) and amortization ($95 million) expenses due in part to the Acquired Systems.
Fourth-Quarter Results
Revenues rose 58% ($1.3 billion) to $3.7 billion. Operating Income before Depreciation and Amortization grew 46% ($410 million) to $1.3 billion. The current and prior year quarters included $13 million and $9 million, respectively, of merger-related and restructuring charges. Operating Income increased 26% ($129 million) to $633 million, as growth in Operating Income before Depreciation and Amortization was offset partly by higher depreciation ($225 million) and amortization ($56 million) expenses.

Highlights
As of December 31, 2006, Time Warner Cable managed approximately 13.4 million basic video subscribers, which included 788,000 unconsolidated subscribers in the Kansas City Pool.
Time Warner Cable added 675,000 revenue generating units, or RGUs, in the fourth quarter of 2006, including 636,000 in its Legacy Systems. This was the seventh consecutive quarter in which Time Warner Cable added more than a half-million RGUs in its Legacy Systems.
At the end of 2006, 6.2 million customers subscribed to two or more primary products (video, high-speed data and voice), representing 42% of customer relationships. Triple Play subscriptions were 1.5 million, or 10% of customer relationships.
Time Warner Cable’s Legacy Systems gained 29,000 basic video subscribers in the fourth quarter, marking the sixth consecutive quarter of net additions. This gain was more than offset by a reduction of 52,000 in the Acquired Systems, resulting in a net reduction of 23,000 basic video subscribers for the fourth quarter. The majority of the net reduction occurred in the newly acquired Dallas and Los Angeles systems.
In the fourth quarter, net additions of digital video subscribers were 246,000. The Legacy Systems contributed 187,000 net subscriber additions. In addition, the Acquired Systems showed considerable improvement in the fourth quarter, with 59,000 net subscriber additions, compared to a net subscriber decline during the third quarter. Digital video subscribers totaled 7.3 million at the end of the quarter, or 54% penetration of basic video customers.
Residential high-speed data subscriber net additions reached 246,000 in the fourth quarter. Net additions in the Legacy Systems were 206,000 – marking the sixth consecutive quarter that net additions were at least 200,000. Time Warner Cable also added 40,000 residential high-speed data subscribers in the Acquired Systems. Total residential high-speed data subscribers at the end of the quarter were 6.6 million, representing nearly 26% of service-ready homes passed.
Digital Phone subscriber net additions were 211,000 in the fourth quarter. The Legacy Systems had 208,000 net additions during the fourth quarter, an 11% increase compared to third-quarter net additions. Time Warner Cable also began rolling out its Digital Phone product in the Acquired Systems in the fourth quarter, generating 3,000 net subscriber additions. At the end of the quarter, Digital Phone subscribers totaled 1.9 million, representing 11% of service-ready homes passed.
(For additional subscriber and homes passed information, refer to the subscriber and homes passed reconciliation schedule included in Note 4.)
FILMED ENTERTAINMENT (Warner Bros. Entertainment & New Line Cinema)
Full-Year Results
Revenues decreased 11% ($1.3 billion) to $10.6 billion, due to difficult comparisons to the prior year record performance at Warner Bros. In 2005, Warner Bros. finished #1 in worldwide theatrical box office, driven by the success of Harry Potter and the Goblet of Fire, Charlie and the Chocolate Factory and Batman Begins. In addition, a strong theatrical slate contributed to a record performance at Warner Home Video during 2005. These difficult comparisons and the lower performance of the theatrical slate in 2006 led to a decline at Warner Home Video in 2006.
Adjusted Operating Income before Depreciation and Amortization declined 7% ($90 million) to $1.1 billion, reflecting lower contributions from theatrical product attributable to the decrease in Revenues. This decline was offset partly by improved contributions from television product and consumer products. The current year results also included lower restructuring charges ($28 million).

Operating Income decreased 11% ($101 million) to $784 million, due primarily to the decline in Adjusted Operating Income before Depreciation and Amortization.
Fourth-Quarter Results
Revenues declined 15% ($531 million) to $3.1 billion. Adjusted Operating Income before Depreciation and Amortization decreased 39% ($151 million) to $240 million. The prior year quarter reflected restructuring charges of $33 million. Operating Income declined 48% ($141 million) to $155 million, due largely to lower Adjusted Operating Income before Depreciation and Amortization.
Highlights
Notable theatrical releases during the current year included Warner Bros.’ Superman Returns, Happy Feet and The Departed. Through January 28, 2007, these three films have generated worldwide box office receipts of approximately $391 million, $355 million and $264 million, respectively.
Warner Home Video ranked #1 for the sixth consecutive year, garnering an industry-leading 18.3% share of home video sales in the U.S. Notable 2006 home video releases included Warner Bros.’ Harry Potter and the Goblet of Fire and Superman Returns as well as New Line’s Wedding Crashers.
At the 64th Annual Golden Globe Awards, Warner Bros. received a total of five awards: Best Foreign Language Film for Letters from Iwo Jima; Best Director, Motion Picture for Martin Scorsese, The Departed; Best Original Song for Happy Feet’s “The Song Of The Heart;” Best Original Score for The Painted Veil; and Best Performance by an Actress in a Television Series, Drama for Kyra Sedgwick in TNT’s The Closer.
Among last week’s nominations for the 79th Academy Awards were 18 for Warner Bros., with five nominations for The Departed (including Best Motion Picture, Directing, Actor in a Supporting Role and Adapted Screenplay); five for Blood Diamond (including Actor in a Leading Role and Actor in a Supporting Role); four for Letters from Iwo Jima (including Best Motion Picture, Directing and Original Screenplay); and one each for Happy Feet (Best Animated Feature Film), The Good German, Poseidon and Superman Returns. New Line’s Little Children received nominations for Actress in a Leading Role, Actor in a Supporting Role and Adapted Screenplay. In addition, Pan’s Labyrinth from Picturehouse, a joint venture between New Line and HBO, received six nominations, including Best Foreign Language Film and Original Screenplay.
NETWORKS (Turner Broadcasting & HBO)
Full-Year Results
Revenues rose 7% ($703 million) to $10.3 billion, benefiting from growth in Subscription, Advertising and Content revenues, including the consolidation of Court TV ($253 million) from January 1, 2006. Subscription revenues climbed 9% ($498 million), due to higher rates and, to a lesser extent, increased subscribers at Turner and HBO, as well as the consolidation of Court TV ($84 million). Included in the prior year results was a $22 million benefit from the resolution of certain contractual agreements at Turner.
Advertising revenues were up 4% ($111 million), led by a 13% increase at Turner, including Court TV ($164 million), offset primarily by the cessation of The WB Network’s operations in September 2006. Content revenues increased 7% ($70 million), due mainly to higher sales of HBO’s original programming, including the domestic cable sale of The Sopranos, offset partially by lower syndication sales of Sex and the City and the prior year licensing revenues from Everybody Loves Raymond, which ended its broadcast run in 2005.

Adjusted Operating Income before Depreciation and Amortization climbed 10% ($286 million) to $3.2 billion, reflecting Revenue growth, offset partially by higher programming and operating expenses as well as shutdown costs at The WB Network ($114 million).
Operating Income grew 2% ($44 million) to $2.7 billion, as the increase in Adjusted Operating Income before Depreciation and Amortization was offset largely by a pretax goodwill impairment charge ($200 million) related to The WB Network as well as an increase in depreciation expense ($48 million).
Fourth-Quarter Results
Revenues rose 10% ($251 million) to $2.7 billion. Operating Income before Depreciation and Amortization climbed 12% ($90 million) to $861 million. Operating Income grew 11% ($77 million) to $778 million, reflecting the increase in Operating Income before Depreciation and Amortization, offset in part by higher depreciation expense ($13 million).
Highlights
For the fourth consecutive year, TNT ranked as advertising-supported cable’s #1 network in total day delivery of adults 18-49 and adults 25-54 in 2006. Leading the way was The Closer – advertising-supported cable’s #1 original series of all time in viewer and household delivery. TNT’s original movies, The Ron Clark Story and The Librarian: Return to King Solomon’s Mines, joined advertising-supported cable’s top five movies for 2006 among adults 18-49. TNT’s Nightmares & Dreamscapes: From the Stories of Stephen King was advertising-supported cable’s #1 program in its time period with key adult viewers during its four-week summer run. TBS boasted advertising-supported cable’s #1 original sitcom of the year, My Boys, among adults 18-34 and adults 18-49.
On December 14, 2006, Turner reached an agreement to acquire seven pay-television networks operating in Latin America for approximately $235 million from Claxson Interactive Group, Inc.
HBO received three Golden Globe Awards, tying for the most of any television network this year, with Elizabeth I winning for Best Mini-Series, as well as Best Performance by an Actress in a Mini-Series for Helen Mirren and Best Performance by an Actor in a Supporting Role in a Mini-Series for Jeremy Irons. Also, Best Performance by an Actress in a Television Series, Drama was awarded to Kyra Sedgwick in TNT’s The Closer, which is produced by Warner Bros. Television.
HBO received nominations for Academy Awards in the Best Documentary Feature category for Iraq in Fragments and the Best Documentary Short Subject for The Blood of Yingzhou District, Recycled Life and Rehearsing a Dream. Also, Pan’s Labyrinth from Picturehouse, a joint venture between HBO and New Line, received six nominations.
PUBLISHING (Time Inc.)
Full-Year Results
Revenues decreased 1% ($29 million) to $5.2 billion, reflecting a 7% decline in Other revenues ($48 million) as well as lower Subscription (1% or $18 million) and Content (15% or $14 million) revenues. The decline in Other revenues was due primarily to decreases at non-magazine businesses and lower licensing revenues from AOL. These items were offset in part by a 2% increase in Advertising revenues ($51 million), with growth in online advertising revenues offset in part by declines in print magazine advertising revenues.
Adjusted Operating Income before Depreciation and Amortization declined 3% ($28 million) to $1.1 billion, as slight increases in the Company’s magazine business as well as lower stock compensation expense ($16 million) were more than offset by declines at Synapse ($18 million), Time Inc.’s subscription marketing business. In addition, the current and prior year results also included restructuring charges of $45 million and $28 million, respectively.
Operating Income increased 1% ($8 million) to $911 million, reflecting lower depreciation ($10 million) and amortization ($29 million) expenses offset partly by a decrease in Adjusted Operating Income before Depreciation and Amortization.
Fourth-Quarter Results
Revenues declined 1% ($8 million) to $1.5 billion. Adjusted Operating Income before Depreciation and Amortization was up 3% ($13 million) to $427 million as the current year quarter reflected lower restructuring charges ($20 million). Operating Income rose 6% ($23 million) to $384 million, driven by the increase in Adjusted Operating Income before Depreciation and Amortization.
Highlights
Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2006 industry-leading share of overall domestic advertising was 22.6%, exclusive of newspaper supplements.
Time Inc. claimed two of the top ten magazines on Advertising Age’s “A-List,” with People ranked #6 and Real Simple ranked #9.
Adweek named SI.com to its annual Web Site Hot List.
People.com received top honors for editorial excellence from the Media Industry Newsletter’s Best of the Web Awards.
On January 25, 2007, the Company announced that a subsidiary of Bonnier AB, a Swedish media company, agreed to acquire Time Inc.’s Parenting Group and Time4 Media titles, consisting of 18 smaller niche magazines. The transaction, which is subject to customary closing conditions, is expected to close in the first quarter of 2007.
Consolidated Reported Net Income and Per Share Results
Full-Year Results
For the year ended December 31, 2006, the Company reported Net Income of $6.6 billion, or $1.55 per diluted common share. This compares to 2005 Net Income of $2.7 billion, or $0.57 per diluted common share.
For the year ended December 31, 2006, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $5.1 billion, or $1.21 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2005 of $2.5 billion, or $0.54 per diluted common share.
Certain pretax items in the current year affected comparability, including $1.1 billion of net investment gains related primarily to the sales of the Company’s interests in Time Warner Telecom, Warner Bros.’ Australian theme parks and Canal Satellite Digital, a $769 million gain on the sales of AOL’s Internet access businesses in the U.K. and France as well as a $20 million gain on the sale of two aircraft. In addition, 2006 included $705 million in net expenses related to securities litigation, including the establishment of an additional reserve of $600 million in the fourth quarter related to the remaining securities litigation matters. The 2006 results also included a pretax impairment charge of $200 million to reduce the carrying value of The WB Network’s goodwill and $13 million of noncash impairments at AOL. The 2006 tax provision included approximately $1.4 billion of tax benefits related primarily to the realization of net capital loss carryforwards of approximately $1.1 billion and the reversal of approximately $230 million of tax reserves associated with litigation settlements. See Note 2, “Securities Litigation and Related Tax Reserve,” below for additional details.
Certain pretax items in the prior year similarly affected comparability, including $2.9 billion of net expenses related to securities litigation and government investigations and a $24 million impairment charge related to AOL Latin America, offset in part by a $53 million gain related to an increase in fair value of the option in Warner Music Group. In addition, 2005 included $1.0 billion in net investment gains related primarily to the sales of the Company’s interests in Google and Columbia House. Also, the 2005 tax provision benefited from $423 million related to certain state tax law changes and state tax methodologies and the recognition of net capital loss carryforwards.
In the aggregate, these items had the net effects of increasing the current year Income before Discontinued Operations and Cumulative Effect of Accounting Change by $1.7 billion (net of taxes), or $0.40 per diluted common share, and decreasing the prior year by $907 million (net of taxes), or $0.19 per diluted common share. Excluding such items, Income before Discontinued Operations and Cumulative Effect of Accounting Change declined, reflecting an increase in Adjusted Operating Income before Depreciation and Amortization, despite $283 million of incremental restructuring charges in 2006, more than offset by higher depreciation, amortization and interest expenses related to the Adelphia and Comcast transactions. Excluding such items, Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change increased in 2006 compared to 2005, driven by a decrease in average diluted common shares as a result of common stock repurchases made under the stock repurchase program.
Fourth-Quarter Results
For the three months ended December 31, 2006, the Company reported Net Income of $1.8 billion, or $0.44 per diluted common share. This compares to Net Income in the 2005 comparable quarter of $1.3 billion, or $0.28 per diluted common share.
For the three months ended December 31, 2006, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $1.7 billion, or $0.43 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2005 of $1.3 billion, or $0.27 per diluted common share.
Certain pretax items in the current year quarter affected comparability, including a $769 million gain on the sales of AOL’s Internet access businesses in the U.K. and France offset partly by $13 million of noncash impairments at AOL. In addition, as noted above, during the fourth quarter the Company established an additional reserve of $600 million related to the remaining securities litigation matters and incurred $15 million in expenses related to securities litigation. The fourth quarter tax provision included approximately $900 million of tax benefits related primarily to the realization of net capital loss carryforwards of approximately $660 million and the reversal of approximately $230 million of tax reserves associated with litigation settlements. See Note 2, “Securities Litigation and Related Tax Reserve,” below for additional details.
Certain pretax items in the prior year quarter similarly affected comparability, including $160 million in net recoveries related to securities litigation and government investigations and a $108 million benefit in the tax provision related to changes in the state tax methodologies and the recognition of net capital loss carryforwards.
In aggregate, these items had the net effects of increasing the current year quarter’s Income before Discontinued Operations and Cumulative Effect of Accounting Change by $833 million (net of taxes), or $0.21 per diluted common share, and increasing the prior year quarter by $206 million (net of taxes), or $0.04 per diluted common share. Excluding such items, Income before Discontinued Operations and Cumulative Effect of Accounting Change declined, reflecting an increase in depreciation, amortization and interest expenses, related primarily to the Adelphia and Comcast transactions, offset partially by an increase in Adjusted Operating Income before Depreciation and Amortization, despite $106 million of incremental restructuring charges in the fourth quarter of 2006. Excluding such items, Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change declined in 2006 compared to 2005, reflecting lower Income before Discontinued Operations and Cumulative Effect of Accounting Change as described above, offset partly by fewer average diluted common shares as a result of common stock repurchases made under the stock repurchase program.
Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Information on Time Warner’s Business Outlook Release and Conference Call
Time Warner Inc. issued a separate release today regarding its 2007 full-year business outlook.
The Company’s conference call can be heard live at 8:30 am ET on Wednesday, January 31, 2007. To listen to the call visit www.timewarner.com/investors or AOL Keyword: IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as amended, and its Quarterly Reports on Form 10-Q, as amended. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Jim Burtson (212) 484-8719
Keith Cocozza (212) 484-7482	Chris Clipper (212) 484-6297
Mark Holmes (212) 484-8206
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31, 2006	December 31, 2005
	(millions)
ASSETS
Current assets
Cash and equivalents	$1,549	$4,220
Restricted cash	29	—
Receivables, less allowances of $2.286 and $2.055 billion	6,151	6,523
Inventories	1,913	2,041
Prepaid expenses and other current assets	1,157	890
Current assets of discontinued operations	52	376

Total current assets	10,851	14,050
Noncurrent inventories and film costs	5,394	4,597
Investments, including available-for-sale securities	3,442	3,495
Property, plant and equipment, net	16,775	12,896
Intangible assets subject to amortization, net	5,230	3,476
Intangible assets not subject to amortization	46,623	37,367
Goodwill	40,953	40,139
Other assets	2,401	3,119
Noncurrent assets of discontinued operations	—	3,605

Total assets	$131,669	$122,744

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,364	$1,194
Participations payable	2,049	2,401
Royalties and programming costs payable	1,216	937
Deferred revenue	1,471	1,463
Debt due within one year	64	92
Other current liabilities	6,559	6,113
Current liabilities of discontinued operations	57	328

Total current liabilities	12,780	12,528
Long-term debt	34,933	20,238
Mandatorily redeemable preferred membership units issued by a subsidiary	300	—
Deferred income taxes	13,196	12,146
Deferred revenue	547	681
Other liabilities	5,484	5,454
Noncurrent liabilities of discontinued operations	1	863
Minority interests	4,039	5,729

Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 18.8 and 87.2 million shares issued and outstanding	—	1
Time Warner common stock, $0.01 par value, 4.836 and 4.706 billion shares issued and 3.864 and 4.498 billion shares outstanding	48	47
Paid-in-capital	172,083	168,726
Treasury stock, at cost (972.4 and 208.0 million shares)	(19,140)	(5,463)
Accumulated other comprehensive loss, net	(136)	(64)
Accumulated deficit	(92,466)	(98,142)

Total shareholders’ equity	60,389	65,105

Total liabilities and shareholders’ equity	$131,669	$122,744

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(millions, except per share amounts)
Revenues:
Subscription	$6,368	$5,404	$23,702	$21,581
Advertising	2,431	2,158	8,515	7,564
Content	3,319	3,604	10,769	12,075
Other	348	357	1,238	1,181

Total revenues	12,466	11,523	44,224	42,401
Costs of revenues	(7,295)	(6,606)	(25,175)	(24,408)
Selling, general and administrative	(2,842)	(2,808)	(10,560)	(10,439)
Amortization of intangible assets	(171)	(149)	(605)	(587)
Amounts related to securities litigation and government investigations	(615)	160	(705)	(2,865)
Merger-related, restructuring and shutdown costs	(195)	(89)	(400)	(117)
Asset impairments	(13)	—	(213)	(24)
Gains on disposal of assets, net	774	5	796	23

Operating Income	2,109	2,036	7,362	3,984
Interest expense, net	(560)	(314)	(1,675)	(1,266)
Other income, net	65	16	1,139	1,125
Minority interest expense, net	(110)	(73)	(375)	(244)

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,504	1,665	6,451	3,599
Income tax provision	226	(394)	(1,337)	(1,051)

Income before discontinued operations and cumulative effect of accounting change	1,730	1,271	5,114	2,548
Discontinued operations, net of tax	23	33	1,413	123

Income before cumulative effect of accounting change	1,753	1,304	6,527	2,671
Cumulative effect of accounting change, net of tax	—	—	25	—

Net income	$1,753	$1,304	$6,552	$2,671

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.44	$0.27	$1.22	$0.55
Discontinued operations	—	0.01	0.34	0.02
Cumulative effect of accounting change	—	—	0.01	—

Basic net income per common share	$0.44	$0.28	$1.57	$0.57

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.43	$0.27	$1.21	$0.54
Discontinued operations	0.01	0.01	0.33	0.03
Cumulative effect of accounting change	—	—	0.01	—

Diluted net income per common share	$0.44	$0.28	$1.55	$0.57

Average basic common shares	3,954.0	4,635.3	4,182.5	4,648.2

Average diluted common shares	4,005.8	4,672.1	4,224.8	4,710.0

Cash dividends declared per share of common stock	$0.055	$0.05	$0.21	$0.10

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31,
(Unaudited)

	2006	2005
	(millions)
OPERATIONS
Net income(a)	$6,552	$2,671
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	(25)	—
Depreciation and amortization	3,579	3,128
Amortization of film costs	3,374	3,505
Asset impairments	213	24
Gain on investments and other assets, net	(1,830)	(1,086)
Equity in income of investee companies, net of cash distributions	(73)	(15)
Equity-based compensation	263	356
Amounts related to securities litigation and government investigations(b)	361	111
Changes in operating assets and liabilities, net of acquisitions	(2,530)	(3,984)
Adjustments relating to discontinued operations(a)	(1,286)	167

Cash provided by operations(c)	8,598	4,877

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(12,311)	(631)
Investments and acquisitions from discontinued operations	(1)	(49)
Investment in Wireless Joint Venture	(633)	—
Capital expenditures and product development costs	(4,085)	(3,102)
Capital expenditures from discontinued operations	(56)	(144)
Investment proceeds from available-for-sale securities	44	991
Other investment proceeds	4,570	439

Cash used by investing activities	(12,472)	(2,496)

FINANCING ACTIVITIES
Borrowings	18,332	6
Debt repayments	(3,651)	(1,950)
Debt repayment of discontinued operations	—	(45)
Proceeds from exercise of stock options	698	307
Excess tax benefit on stock options	116	88
Principal payments on capital leases	(86)	(118)
Repurchases of common stock	(13,660)	(2,141)
Issuance of mandatorily redeemable preferred membership units by a subsidiary	300	—
Dividends paid	(876)	(466)
Other	30	19

Cash provided (used) by financing activities	1,203	(4,300)

DECREASE IN CASH AND EQUIVALENTS	(2,671)	(1,919)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	4,220	6,139

CASH AND EQUIVALENTS AT END OF PERIOD	$1,549	$4,220

(a)	The years ended December 31, 2006 and 2005 include net income from discontinued operations of $1.413 billion and $123 million, respectively. After considering adjustments related to discontinued operations, net cash flows from discontinued operations were $127 million and $290 million for the years ended December 31, 2006 and 2005, respectively.

(b)	The years ended December 31, 2006 and 2005 reflect $344 million and $2.754 billion, respectively, in payments, net of recoveries, related to securities litigation and government investigations.

(c)	The years ended December 31, 2006 and 2005 include an approximate $181 million source of cash and $36 million use of cash, respectively, related to changing the fiscal year end of certain international operations from November 30 to December 31.
See accompanying notes.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)
Three Months Ended December 31, 2006

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL(a)	$302	$(13)	$—	$769	$1,058
Cable	1,309	—	—	—	1,309
Filmed Entertainment	240	—	—	—	240
Networks	861	—	—	—	861
Publishing(b)	427	—	—	5	432
Corporate(c)	(103)	—	(615)	—	(718)
Intersegment elimination	(22)	—	—	—	(22)

Total	$3,014	$(13)	$(615)	$774	$3,160

Three Months Ended December 31, 2005

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL	$336	$—	$—	$—	$336
Cable	899	—	—	—	899
Filmed Entertainment(d)	391	—	—	5	396
Networks	771	—	—	—	771
Publishing	414	—	—	—	414
Corporate(c)	(150)	—	160	—	10
Intersegment elimination	6	—	—	—	6

Total	$2,667	$—	$160	$5	$2,832

(a)	For the three months ended December 31, 2006, Operating Income before Depreciation and Amortization includes a $769 million gain on the sales of AOL’s U.K. and French access businesses and $13 million of noncash impairments.

(b)	For the three months ended December 31, 2006, Operating Income before Depreciation and Amortization includes a $5 million gain related to the sale of a non-strategic magazine title.

(c)	For the three months ended December 31, 2006, Operating Loss before Depreciation and Amortization includes $600 million in legal reserves related to securities litigation and $15 million in net expenses related to securities litigation and government investigations. For the three months ended December 31, 2005, Operating Income before Depreciation and Amortization includes $160 million in net recoveries related to securities litigation and government investigations.

(d)	For the three months ended December 31, 2005, Operating Income before Depreciation and Amortization includes a $5 million gain related to the sale of a property in California.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION TO
OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)
Year Ended December 31, 2006

			Amounts
	Adjusted Operating		Related To Securities		Operating
	Income/(Loss)		Litigation &	Gains/(Losses)	Income/(Loss)
	Before Depreciation	Asset	Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$1,812	$(13)	$—	$771	$2,570
Cable	4,229	—	—	—	4,229
Filmed Entertainment	1,136	—	—	—	1,136
Networks(b)	3,226	(200)	—	—	3,026
Publishing(c)	1,085	—	—	5	1,090
Corporate(d)	(411)	—	(705)	20	(1,096)
Intersegment elimination	(14)	—	—	—	(14)

Total	$11,063	$(213)	$(705)	$796	$10,941

Year Ended December 31, 2005

			Amounts
	Adjusted Operating		Related To Securities		Operating
	Income/(Loss)		Litigation &	Gains/(Losses)	Income/(Loss)
	Before Depreciation	Asset	Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$1,859	$(24)	$—	$10	$1,845
Cable	3,323	—	—	—	3,323
Filmed Entertainment(e)	1,226	—	—	5	1,231
Networks	2,940	—	—	—	2,940
Publishing(c)	1,113	—	—	8	1,121
Corporate(d)	(474)	—	(2,865)	—	(3,339)
Intersegment elimination	(9)	—	—	—	(9)

Total	$9,978	$(24)	$(2,865)	$23	$7,112

(a)	For the year ended December 31, 2006, Operating Income before Depreciation and Amortization includes a $769 million gain on the sales of AOL’s U.K. and French access businesses, $13 million of noncash impairments and a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions (“NSS”). For the year ended December 31, 2005, Operating Income before Depreciation and Amortization includes a $24 million noncash goodwill impairment charge related to America Online Latin America, Inc. (“AOLA”), a $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS.

(b)	For the year ended December 31, 2006, Operating Income before Depreciation and Amortization includes a $200 million noncash goodwill impairment charge related to The WB Network.

(c)	For the year ended December 31, 2006, Operating Income before Depreciation and Amortization includes a $5 million gain related to the sale of a non-strategic magazine title. For the year ended December 31, 2005, Operating Income before Depreciation and Amortization includes an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc. (“Time Life”), which was previously fully reserved due to concerns about recoverability.

(d)	For the year ended December 31, 2006, Operating Loss before Depreciation and Amortization includes a $20 million gain on the sale of two aircraft, $650 million in legal reserves related to securities litigation and $55 million in net expenses related to securities litigation and government investigations. For the year ended December 31, 2005, Operating Loss before Depreciation and Amortization includes $3 billion in legal reserves related to securities litigation and $135 million in net recoveries related to securities litigation and government investigations.

(e)	For the year ended December 31, 2005, Operating Income before Depreciation and Amortization includes a $5 million gain related to the sale of a property in California.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(millions, unaudited)
Three Months Ended December 31, 2006

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$1,058	$(120)	$(25)	$913
Cable	1,309	(602)	(74)	633
Filmed Entertainment	240	(36)	(49)	155
Networks	861	(78)	(5)	778
Publishing(b)	432	(30)	(18)	384
Corporate(c)	(718)	(14)	—	(732)
Intersegment elimination	(22)	—	—	(22)

Total	$3,160	$(880)	$(171)	$2,109

Three Months Ended December 31, 2005

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL	$336	$(129)	$(37)	$170
Cable	899	(377)	(18)	504
Filmed Entertainment(d)	396	(32)	(68)	296
Networks	771	(65)	(5)	701
Publishing	414	(32)	(21)	361
Corporate(c)	10	(12)	—	(2)
Intersegment elimination	6	—	—	6

Total	$2,832	$(647)	$(149)	$2,036

(a)	For the three months ended December 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $769 million gain on the sales of AOL’s U.K. and French access businesses and $13 million of noncash impairments.

(b)	For the three months ended December 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $5 million gain related to the sale of a non-strategic magazine title.

(c)	For the three months ended December 31, 2006, Operating Loss before Depreciation and Amortization and Operating Loss include $600 million in legal reserves related to securities litigation and $15 million in net expenses related to securities litigation and government investigations. For the three months ended December 31, 2005, Operating Income before Depreciation and Amortization and Operating Loss include $160 million in net recoveries related to securities litigation and government investigations.

(d)	For the three months ended December 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include a $5 million gain related to the sale of a property in California.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(millions, unaudited)
Year Ended December 31, 2006

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$2,570	$(503)	$(144)	$1,923
Cable	4,229	(1,883)	(167)	2,179
Filmed Entertainment	1,136	(139)	(213)	784
Networks(b)	3,026	(286)	(17)	2,723
Publishing(c)	1,090	(115)	(64)	911
Corporate(d)	(1,096)	(48)	—	(1,144)
Intersegment elimination	(14)	—	—	(14)

Total	$10,941	$(2,974)	$(605)	$7,362

Year Ended December 31, 2005

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$1,845	$(548)	$(174)	$1,123
Cable	3,323	(1,465)	(72)	1,786
Filmed Entertainment(e)	1,231	(121)	(225)	885
Networks	2,940	(238)	(23)	2,679
Publishing(c)	1,121	(125)	(93)	903
Corporate(d)	(3,339)	(44)	—	(3,383)
Intersegment elimination	(9)	—	—	(9)

Total	$7,112	$(2,541)	$(587)	$3,984

(a)	For the year ended December 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $769 million gain on the sales of AOL’s U.K. and French access businesses, $13 million of noncash impairments and a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS. For the year ended December 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include a $24 million noncash goodwill impairment charge related to AOLA, a $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS.

(b)	For the year ended December 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $200 million noncash goodwill impairment charge related to The WB Network.

(c)	For the year ended December 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $5 million gain related to the sale a non-strategic magazine title. For the year ended December 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life, which was previously fully reserved due to concerns about recoverability.

(d)	For the year ended December 31, 2006, Operating Loss before Depreciation and Amortization and Operating Loss include a $20 million gain on the sale of two aircraft, $650 million in legal reserves related to securities litigation and $55 million in net expenses related to securities litigation and government investigations. For the year ended December 31, 2005, Operating Loss before Depreciation and Amortization and Operating Loss include $3 billion in legal reserves related to securities litigation and $135 million in net recoveries related to securities litigation and government investigations.

(e)	For the year ended December 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include a $5 million gain related to the sale of a property in California.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Cash provided by operations	$2,028	$(640)	$8,598	$4,877
Less cash provided by discontinued operations:
Net income	(23)	(33)	(1,413)	(123)
Other changes	31	(72)	1,286	(167)

Cash provided by continuing operations	2,036	(745)	8,471	4,587
Add payments related to securities litigation and government investigations	77	2,429	344	2,754
Add excess tax benefits on stock options	55	8	116	88
Less capital expenditures and product development costs	(1,408)	(951)	(4,085)	(3,102)
Less principal payments on capital leases	(22)	(24)	(86)	(118)

Free Cash Flow(a)	$738	$717	$4,760	$4,209

(a)	Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles (“GAAP”)) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: DESCRIPTION OF BUSINESS, RECENT TRANSACTIONS AND BASIS OF PRESENTATION
Description of Business
Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing. Time Warner classifies its business interests into five reportable segments: AOL: consisting principally of interactive services; Cable: consisting principally of interests in cable systems that provide video, high-speed data and Digital Phone services; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; Networks: consisting principally of cable television networks; and Publishing: consisting principally of magazine publishing.
Recent Transactions
Parenting and Time4 Media
On January 25, 2007, the Company announced an agreement with a subsidiary of Bonnier AB, a Swedish media company, to sell Time Inc.’s Parenting Group and Time4 Media magazine groups, consisting of 18 of Time Inc.’s smaller niche magazines. The transaction, which is subject to customary closing conditions, is expected to close in the first quarter of 2007.
Changes in Basis of Presentation
On November 3, 2006, the Company filed with the SEC a Current Report on Form 8-K containing recast consolidated financial statements as of December 31, 2005 and 2004 and for each year in the three-year period ended December 31, 2005 and the related Management’s Discussion and Analysis of Results of Operations and Financial Condition, which reflect (i) the retrospective application of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“Statement”) No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which was adopted by the Company in 2006, (ii) the retrospective application of a change in accounting principle made in 2006 for recognizing programming inventory costs at HBO, and (iii) the retrospective presentation of certain businesses sold or transferred in 2006 as discontinued operations. The financial information presented herein reflects the impact of that recast as well as the previously disclosed restatement of the Company’s consolidated financial results for each of the years ended December 31, 2000 through December 31, 2005 and for the three months ended March 31, 2006 and the three and six months ended June 30, 2006. In addition, in the third quarter of 2006, the Company closed on the acquisition of certain assets and liabilities of Adelphia Communications Corporation (“Adelphia”) (the “Adelphia Acquisition”), the related exchange of cable systems with Comcast Corporation (“Comcast”) (the “Exchange”) and the redemption of Comcast’s interests in Time Warner Cable Inc. (“TWC”) and Time Warner Entertainment Company, L.P. (“TWE”) (collectively, the “Redemptions” and, together with the Adelphia Acquisition and the Exchange, the “Adelphia/Comcast Transactions”). The cable systems transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including gains recognized on the transfers, also have been reflected as discontinued operations for all periods presented.

Recent Accounting Standards
Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans
As of December 31, 2006, the Company adopted the provisions of FASB Statement of Financial Accounting Standards No. 158, Employers’Accounting for Defined Benefit Pension and Other Postretirement Benefits (“FAS 158”). FAS 158 addresses the accounting for defined benefit pension plans and other postretirement benefit plans (“plans”). Specifically, FAS 158 requires companies to recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status and to measure a plan’s assets and its obligations that determine its funded status as of the end of the company’s fiscal year, the offset of which is recorded, net of tax, as a component of other comprehensive income in shareholders’ equity. As a result of adopting FAS 158, on December 31, 2006, the Company reflected the funded status of its plans by reducing its net pension asset by approximately $655 million and recording a corresponding after-tax charge of approximately $415 million in other comprehensive income in shareholders’ equity.
Note 2: SECURITIES LITIGATION AND RELATED TAX RESERVE
During the fourth quarter of 2006, the Company established an additional reserve of $600 million related to its remaining securities litigation matters. A prior reserve of $3.0 billion established during the second quarter of 2005 has been substantially utilized as a result of a number of settlements resolving many of the related pending shareholder lawsuits, including recent settlements entered into during the fourth quarter of 2006. However, additional lawsuits remain pending. As previously disclosed by the Company, plaintiffs in these remaining matters claim several billion dollars in aggregated damages. The Company has engaged in, and may in the future engage in, mediation in an attempt to resolve the remaining cases. The mediation efforts conducted to date with regard to the remaining lawsuits have not been fruitful and trials are expected in these matters with the first such trial as to certain issues scheduled to begin in March 2007. The additional reserve of $600 million reflects the Company’s best estimate, based on the many related securities litigation matters that it has resolved to date, of its financial exposure in the remaining lawsuits. The Company intends to defend the remaining lawsuits vigorously, including through trial. It is possible, however, that the ultimate resolution of these matters could involve amounts materially greater or less than the additional reserve the Company has established, depending on various developments in these litigation matters.
Additionally, when the Company established the prior reserve of $3.0 billion in the second quarter of 2005, it was unable to conclude at that time that it was probable that there would be a deduction for a portion of such reserve and, therefore, the Company established a tax reserve related to these matters of approximately $230 million. After review of an interpretation of tax law released by the Internal Revenue Service in the fourth quarter of 2006, circumstances surrounding the Company’s settlements of the consolidated securities class action and other securities litigations, applicable law and other factors, the Company has determined that amounts paid in connection with such settlements should be fully deductible for tax purposes and no reserve is required. Accordingly, during the fourth quarter of 2006, the Company reversed this tax reserve. The Company also believes it is probable that any payment from the additional reserve of $600 million established in the fourth quarter of 2006 will be deductible and, thus, a tax benefit of approximately $230 million is reflected in the Company’s consolidated statement of operations for the year ended 2006.

Note 3: INCOME TAXES
Income tax from continuing operations was a benefit of $226 million for the three months ended December 31, 2006, compared to a provision of $394 million for the three months ended December 31, 2005, and was a provision of $1.337 billion for the year ended December 31, 2006, compared to $1.051 billion for the year ended December 31, 2005. The Company’s effective tax rate for continuing operations was a benefit of 15% and a provision of 21% for the three months and year ended December 31, 2006, respectively, compared to provisions of 24% and 29% for the three months and year ended December 31, 2005, respectively. In 2006, certain items affected the Company’s income tax provision, including the recognition of capital loss carryforwards of approximately $1.1 billion (including approximately $660 million for the three months ended December 31, 2006, related primarily to the sale of AOL’s access businesses in the U.K. and France) and the reversal in the fourth quarter of 2006 of approximately $230 million of tax reserves associated with litigation settlements as discussed above. Included in income taxes for the year ended December 31, 2005, were the favorable impact of state tax law changes in Ohio and New York, an ownership restructuring in Texas and certain other methodology changes totaling approximately $350 million (approximately $100 million for the three months ended December 31, 2005), partially offset by the establishment of approximately $230 million in tax reserves related to the non-deductibility of certain litigation settlements as discussed above. Excluding these items, the effective tax rate increased for the three months and year ended December 31, 2006, primarily due to taxes attributable to foreign operations.
Note 4: TIME WARNER CABLE INC.
Adelphia Acquisition and Related Transactions
The results of the systems acquired in connection with the Adelphia/Comcast Transactions have been included in the accompanying consolidated statement of operations since the closing of the transactions on July 31, 2006. The Transferred Systems have been reflected as discontinued operations in the accompanying consolidated statement of operations for all periods presented.

The following schedule presents 2006 and 2005 supplemental pro forma information for Time Warner as if the Adelphia/Comcast Transactions had occurred on January 1, 2005. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what Time Warner’s future financial condition or operating results will be after giving effect to the Adelphia/Comcast Transactions and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). In addition, this information does not reflect financial and operating benefits TWC expects to realize as a result of the Adelphia/Comcast Transactions (amounts in millions, except per share data).

	Pro Forma
	Year Ended December 31,
	2006	2005
Revenues	$46,395	$45,840
Costs of revenues(a)	(23,790)	(24,105)
Selling, general and administrative expenses(a)	(10,437)	(10,566)
Other, net	(531)	(2,987)

Operating Income before Depreciation and Amortization	11,637	8,182
Depreciation	(3,314)	(3,201)
Amortization	(734)	(806)

Operating Income	7,589	4,175
Interest expense, net	(2,051)	(1,912)
Other income, net	798	973

Income before income taxes, discontinued operations and cumulative effect of accounting change	6,336	3,236
Income tax provision	(1,299)	(919)

Income before discontinued operations and cumulative effect of accounting change	$5,037	$2,317

Basic net income per common share before discontinued operations and cumulative effect of accounting change	$1.20	$0.50
Diluted net income per common share before discontinued operations and cumulative effect of accounting change	$1.19	$0.49

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

Dissolution of Texas/Kansas City Cable Joint Venture
Texas and Kansas City Cable Partners, L.P. (“TKCCP”) is a 50-50 joint venture between Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) (a partnership of TWE and the Advance/Newhouse Partnership) and Comcast. In accordance with the terms of the TKCCP partnership agreement, on July 3, 2006, Comcast notified TWC of its election to trigger the dissolution of the partnership and its decision to allocate all of TKCCP’s debt, which totaled approximately $2 billion, to the pool of assets consisting of the Houston cable systems (the “Houston Pool”). On August 1, 2006, TWC notified Comcast of its election to receive the pool of assets consisting of the Kansas City, south and west Texas and New Mexico cable systems (the “Kansas City Pool”). On October 2, 2006, TWC received approximately $630 million from Comcast due to the repayment of debt owed by TKCCP to TWE-A/N that had been allocated to the Houston Pool. Since July 1, 2006, TWC has been entitled to 100% of the economic interest in the Kansas City Pool (and has recognized such interest pursuant to the equity method of accounting), and it has not been entitled to any economic benefits of ownership from the Houston Pool.

On January 1, 2007, TKCCP distributed its assets to its partners, TWC and Comcast. TWC received the Kansas City Pool, which served approximately 788,000 basic video subscribers as of December 31, 2006, and Comcast received the Houston Pool, which served approximately 795,000 basic video subscribers as of December 31, 2006. TWC began consolidating the results of the Kansas City Pool on January 1, 2007.
Previously, TWC received a management fee from TKCCP for management services provided to the partnership. Such management fees totaled approximately $50 million annually, approximately half of which were attributable to the Kansas City Pool and the other half of which were attributable to the Houston Pool. Effective August 1, 2006, the Company no longer receives such management fees. TWC also received fees from TKCCP for providing high-speed data network services using infrastructure from its Road Runner service. The net fees associated with such services totaled approximately $62 million annually, with $32 million attributable to the Houston Pool and $30 million attributable to the Kansas City Pool. The Company will no longer receive the Road Runner service fees related to the Houston Pool after migration of the systems, which is expected to be substantially completed in the second quarter of 2007.
The following schedule presents selected operating statement information of the Kansas City Pool for the three months and years ended December 31, 2006 and 2005 (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$209	$177	$795	$691
Costs of revenues(a)	(99)	(94)	(399)	(352)
Selling, general and administrative expenses(a)(b)	(30)	(28)	(121)	(117)

Operating Income before Depreciation and Amortization	80	55	275	222
Depreciation	(31)	(34)	(119)	(128)
Amortization	—	—	(1)	(1)

Operating Income	$49	$21	$155	$93

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

(b)	Includes management fees paid to TWC totaling $8 million for the three months ended December 31, 2005 (none for the three months ended December 31, 2006) and $14 million and $23 million for the years ended December 31, 2006 and 2005, respectively.

Cable Subscriber and Homes Passed Information
The following table sets forth certain composite subscriber and homes passed data for consolidated systems held before and retained after the Adelphia/Comcast Transactions and the managed subscribers in the Kansas City Pool (the “Legacy Systems”) and the systems acquired from Adelphia and Comcast (the “Acquired Systems”) for the respective periods set forth below (in thousands):

	Legacy Systems			Acquired Systems			Total Systems
					Net		Net
		Net			Additions		Additions
	12/31/05	Additions	12/31/06	7/31/06	(Declines)	12/31/06	(Declines)	12/31/06
Subscriber and homes passed information(a)
Homes passed(b)	16,338	462	16,800	9,195	67	9,262	529	26,062
Basic video(c)	9,384	147	9,531	3,953	(82)	3,871	65	13,402
Digital video(d)	4,595	706	5,301	1,917	52	1,969	758	7,270
High-speed data — residential(e)	4,141	928	5,069	1,498	77	1,575	1,005	6,644
High-speed data — commercial(e)	183	28	211	27	7	34	35	245
Digital Phone(f)	998	859	1,857	—	3	3	862	1,860
Circuit-switched telephone
service(g)	—	—	—	134	(28)	106	(28)	106
Revenue generating units(h)	19,301	2,668	21,969	7,529	29	7,558	2,697	29,527

(a)	Adelphia and Comcast employed methodologies that differed slightly from those used by TWC to determine subscriber numbers. As of September 30, 2006, TWC had converted subscriber numbers for most of the Acquired Systems to TWC’s methodology. During the fourth quarter of 2006, TWC completed the conversion of such data, which resulted in a reduction of approximately 46,000 basic video subscribers and revenue generating units in the Acquired Systems as of July 31, 2006.

(b)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by TWC’s cable systems without further extending the transmission lines.

(c)	Basic video subscriber numbers reflect billable subscribers who receive basic video service. Legacy and Total Systems include 788,000 and 781,000 managed subscribers in the Kansas City Pool at December 31, 2006 and 2005, respectively.

(d)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology (including the digital guide tier, the digital basic tier, digital sports tiers, digital movie tiers, etc.).

(e)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by TWC.

(f)	Digital Phone subscribers reflect billable subscribers who receive an IP-based telephony service. An IP-based telephony service comparable to TWC’s Digital Phone product was not available in the Acquired Systems at July 31, 2006.

(g)	Circuit-switched telephone subscribers include subscribers acquired from Comcast who receive traditional, circuit-switched telephone service.

(h)	Revenue generating units represent the total of all basic video, digital video, high-speed data and voice customers, including circuit-switched telephone service customers.

Note 5: INTERSEGMENT TRANSACTIONS
In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intersegment transactions include:
➢	The Filmed Entertainment segment generating Content revenues by licensing television and theatrical programming to the Networks segment;

➢	The Networks segment generating Subscription revenues by selling cable network programming to the Cable segment; and

➢	The AOL, Cable, Networks and Publishing segments generating Advertising revenues by promoting the products and services of other Time Warner segments.
These intersegment transactions are recorded by each segment at estimated fair value as if the transactions were with third parties and, therefore, impact segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not themselves impact consolidated results. Additionally, transactions between divisions within the same reporting segment (e.g., a transaction between HBO and Turner Broadcasting System, Inc. within the Networks segment) are eliminated in arriving at segment performance and, therefore, do not themselves impact segment results.
Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Intersegment Revenues(a)
AOL	$9	$10	$48	$28
Cable	9	8	29	38
Filmed Entertainment	121	210	688	749
Networks(b)	201	144	738	553
Publishing	13	32	53	98

Total intersegment revenues	$353	$404	$1,556	$1,466

(a)	Intersegment revenues include intercompany Advertising revenues of $21 million and $55 million for the three months ended December 31, 2006 and 2005, respectively, and $119 million and $176 million for the years ended December 31, 2006 and 2005, respectively.

(b)	Intersegment revenues at the Networks segment include the impact of the Acquired Systems.